UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 14, 2014 (January 10, 2014)
Date of Report (Date of earliest event reported)

_________________________

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

_________________________

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue
New York, New York 10022
(Address of principal executive offices, including zip code)

(212) 415-6500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

This Form 8-K is being filed in connection with a memorandum of understanding (a “memorandum of understanding”) regarding the settlement of certain litigation relating to, among other things, the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2013, by and among American Realty Capital Properties, Inc., a Maryland corporation (“ARCP”), Clark Acquisition, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of ARCP (“Merger Sub”) and Cole Real Estate Investments, Inc., a Maryland corporation (“Cole”), providing for the merger of Cole with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of ARCP (the “Merger”).

As previously disclosed in the definitive joint proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) by ARCP and Cole on December 23, 2013 (the “proxy statement/prospectus”), ten putative derivative and/or class action lawsuits challenging the proposed transaction and certain events leading up thereto have been filed on behalf of Cole stockholders: two putative derivative and/or class actions in Arizona federal court and eight putative derivative and/or class actions in Maryland state court. The Arizona actions are captioned: (i) Wunsch v. Cole Real Estate Investment, Inc., et al.; and (ii) Sobon v. Cole Real Estate Investments, Inc., et al. The Maryland actions are captioned: (i) Operman v. Cole Real Estate Investments, Inc., et al.; (ii) Branham v. Cole Real Estate Investments, Inc., et al.; (iii) Wilfong v. Cole Real Estate Investments, Inc., et al.; (iv) Polage v. Cole Real Estate Investments, Inc., et al.; (v) Flynn v. Cole Real Estate Investments, Inc., et al.; (vi) Corwin v. Cole Real Estate Investments, Inc., et al.; (vii) Green v. Cole Real Estate Investments, Inc., et al.; and (viii) Morgan v. Cole Real Estate Investments, Inc., et al. On December 12, 2013, the Maryland court consolidated the eight Maryland lawsuits under the caption Polage v. Christopher H. Cole, et. al., and appointed lead counsel.

On January 10, 2014, solely to avoid the costs, risks, and uncertainties inherent in litigation and without admitting any liability or wrongdoing, ARCP, Cole and the other named defendants in the Polage action entered into a memorandum of understanding with the plaintiff in the Polage action to settle the case.

The defendants believe that no further disclosure is required to supplement the proxy statement/prospectus under applicable laws; however, to avoid the risk that the litigation may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending such action, ARCP and Cole have agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to Cole’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled by the court to consider the fairness, reasonableness, and adequacy of the settlement. In the event the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed Merger, the Merger Agreement, certain prior events leading up thereto, including the April 5, 2013 acquisition by Cole of Cole Holdings Corporation, and any disclosure made in connection with any of the above, among other claims, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiff’s counsel in the Polage action will file a petition in the court for an award of attorneys’ fees and expenses to be paid by Cole or its successor, which the defendants may oppose. Cole or its successor will pay or cause to be paid any attorneys’ fees and expenses awarded by the court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS

In connection with the settlement of the outstanding stockholder suits consolidated under the caption Polage v. Christopher H. Cole, et. al., ARCP and Cole have agreed to make these supplemental disclosures to the proxy statement/prospectus. This supplemental information should be read in conjunction with the proxy statement/prospectus, which should be read in its entirety. Page references in the below disclosures are to the proxy statement/prospectus, and defined terms used but not defined herein have the meanings set forth in the proxy statement/prospectus.

The Merger – Background of the Merger

The section of the proxy statement/prospectus “The Merger – Background of the Merger” beginning on page 104 is hereby amended and supplemented as follows:

The seventh full paragraph on page 107 is hereby deleted in its entirety and replaced with the following:

On March 25, 2013, Mr. Schorsch contacted Mr. Cole to discuss ARCP’s proposal and the potential for a transaction between ARCP and Cole. Mr. Cole did not discuss any details regarding ARCP’s proposal or a potential transaction with Mr. Schorsch at this time, other than noting that any decisions regarding actions to be taken by Cole with respect to the Cole Holdings Acquisition and the ARCP proposal would be made by the Cole Special Committee, not Mr. Cole, and that any communications should therefore be directed to the Cole Special Committee by way of its legal advisors at Wachtell Lipton.

The fifth full paragraph on page 108 is hereby deleted in its entirety and replaced with the following:

Following these meetings and discussions with its financial and legal advisors, on April 5, 2013, the Cole Special Committee again reaffirmed its view that the Cole Holdings Acquisition was in the best interests of Cole and its stockholders, and that a sale of Cole to a third party at this time was not in the best interests of Cole and its stockholders. Subsequently that day, Cole issued a press release and investor presentation noting this reaffirmation and providing details as to the rationale for the rejection of the ARCP proposals, which included Cole’s views: that the ARCP proposal undervalued Cole on a relative and absolute basis; that the ARCP proposal would involve an unsustainable and excessive amount of leverage; that ARCP did not have the necessary funding to complete its proposal; that the ARCP proposal represented speculative “financial engineering” that could jeopardize the post-merger financial stability of both companies; that while Cole was already a premium net lease REIT, ARCP in fact needed a transaction with Cole to transform itself in the net-lease space; that ARCP’s business plan could generate lower quality and less sustainable earnings and cash flows; and that ARCP’s proposed dividend guidance would require an aggressive acquisition and financing strategy. Later that day, Cole announced the closing of the Cole Holdings Acquisition.

The second full paragraph on page 109 is hereby deleted in its entirety and replaced with the following:

On August 22, 2013, the Cole Board met to discuss with representatives of Goldman Sachs those strategic opportunities potentially available to Cole, including potential acquisitions of other businesses or asset portfolios or business combinations with other net-lease REITs. Representatives of Goldman Sachs discussed with the Cole Board a range of strategic opportunities, including potential strategic partners, as well as portfolios that would potentially be available for acquisition; with respect to such portfolios, discussion ensued regarding the pricing sought for such portfolios, as well as Cole’s cost of capital and ability to pursue transactions on a profitable and accretive basis. Representatives of Goldman Sachs also discussed their contacts with Party B and Party C to this point. Representatives of Cole management also discussed a conversation they had at a meeting with an executive at another large net-lease REIT (which is known as Party E), during which the executive suggested that Party E would not be interested in a business combination transaction with Cole, in part because Party E was already in the process of integrating a large acquisition.

The fourth full paragraph on page 109 is hereby deleted in its entirety and replaced with the following:

On August 27, 2013, representatives of Party B informed representatives of Goldman Sachs that Party B was not interested in pursuing a business combination transaction with Cole, primarily because Party B did not want to acquire Cole’s investment management business.

The fourth full paragraph on page 110 is hereby deleted in its entirety and replaced with the following:

On September 24, 2013 and September 25, 2013, representatives of ARCP spoke with representatives of Goldman Sachs to discuss the terms of ARCP’s proposal. On September 26 and 27, 2013, the Cole Board met with representatives of Goldman Sachs and Wachtell Lipton to discuss these conversations and the proposal received from ARCP on September 25, 2013. Representatives of Goldman Sachs noted that ARCP had proposed a business combination with Cole in which each share of Cole common stock would be entitled to receive 0.89 of a share of ARCP common stock and $2.17 in cash, representing a notional value of $13.40 per share of Cole common stock based on ARCP’s then-current share price. Representatives of Goldman Sachs indicated that in their discussions with ARCP, ARCP confirmed that Cole stockholders would be afforded the opportunity to elect to receive all stock consideration, and noted to the Cole Board that this would represent an implied exchange ratio of 1.06, which was a significant improvement over the exchange ratio reflected in ARCP’s previous offers in March/April 2013. ARCP had also requested an exclusivity period of twenty-one days in order to negotiate transaction documents. Representatives from Goldman Sachs also compared ARCP’s current position in the net-lease space to ARCP’s position in March 2013 (when it made its hostile approach), and noted certain changes to ARCP’s business in the intervening months. These included: the fact that ARCP in March was externally managed, whereas ARCP had recently announced its plan to transition to self-management; the fact that while Cole’s view in March was that ARCP was not perceived as a significant player in the net-lease space, since that time ARCP had announced approximately $6.5 billion in acquisitions (including the acquisitions of ARCT IV and CapLease); the fact that ARCP had more than tripled its number of properties since March, including its announced acquisitions; the fact that ARCP had significantly decreased its exposure to floating-rate debt since March; and the fact that while Cole had felt that ARCP’s March proposal would result in excessive leverage for the combined company, ARCP had recently articulated a deleveraging plan that would decrease its debt levels and reduce concerns regarding excessive leverage.

The following paragraph is hereby added immediately following the seventh full paragraph on page 112:

Also in October 2013, representatives of Goldman Sachs had several conversations with representatives of Barclays concerning the projections prepared by management of Cole and previously provided to Barclays and ARCP in the online data room. During those conversations, representatives of Goldman Sachs verbally communicated that, primarily due to a slight change in the assumed “vacancy factor” used in the projections, Cole management had made certain minor adjustments to their projections for Cole, which increased certain of the projection metrics slightly. At the same time, ARCP and Barclays had been conducting their own analysis of the Cole management projections incorporating a variety of changes to Cole’s assumptions which were made by ARCP but not communicated to Cole or Goldman Sachs.

The second full paragraph on page 116 is hereby deleted in its entirety and replaced with the following:

The following day, on October 20, 2013, the independent directors of the Cole Board met in special session with representatives of Goldman Sachs, Wachtell Lipton and Venable to discuss the current status of negotiations and due diligence. As part of this session, the independent directors continued their discussion regarding the contingent payments owed to Mr. Cole, Mr. Nemer and certain other Cole executives pursuant to the Cole Holdings Merger Agreement. At the time of these discussions, the independent directors of the Cole Board were also investigating certain allegations raised in a demand letter by a certain Cole shareholder, who alleged that the acquisition of Cole Holdings unduly benefited Mr. Cole, Mr. Nemer, and other Cole executives.

The independent directors determined that, in view of the potential acceleration of these contingent payments, which were originally contemplated as payments in future years based on performance metrics, in connection with an acquisition by ARCP, Mr. Wood would ask that Mr. Cole, Mr. Nemer and the other Cole executives agree to forgo a portion of these contingent payments in light of the fact that payment would be made earlier than otherwise possible and to signal to the markets the executives’ belief that the acquisition by ARCP was in the best interests of Cole and its stockholders. After discussion of potential requests, and in view of the fact that the contingent payments did represent contractual payments owed by Cole to Mr. Cole, Mr. Nemer and the other Cole executives, the independent directors determined that the company should request a reduction in these contingent payments equal to $50 million in Cole common stock, such amount to be applied to increase the merger consideration payable to Cole’s stockholders in the merger, which the independent directors determined would represent a meaningful increase in value to the Cole stockholders. Following this special session, the full Cole Board met with these representatives, as well as with members of Cole management and representatives of Cole’s accounting advisors, to review the current status of negotiations and due diligence. During this meeting, representatives of Cole’s accounting advisors provided a status update to the Cole Board regarding the accounting due diligence conducted on ARCP and its assets (including the entities and portfolios to be acquired by ARCP). Representatives of Goldman Sachs then presented to the Cole Board their preliminary financial analysis with respect to ARCP, Cole and the proposed transaction. Following discussion, the Cole Board asked questions of the representatives of Goldman Sachs for discussion with the Cole Board at a meeting to be held the following day.

The Merger – Recommendation of the ARCP Board and Its Reasons for the Merger

The section of the proxy statement/prospectus “The Merger – Recommendation of the ARCP Board and Its Reasons for the Merger” beginning on page 118 is hereby amended and supplemented as follows:

The seventh bullet point on page 119 is hereby deleted and replaced in its entirety with the following:

•	the combination of ARCP and Cole is expected to result in operating efficiencies and the realization of annual general and administrative cost savings, including annual cost savings of $70 million estimated in the first year as a result of synergies (a portion of which is attributable to ARCP becoming self-managed, the exact amount of which cannot reasonably be estimated);

The Merger – Opinion of ARCP’s Financial Advisor

The section of the proxy statement/prospectus “The Merger – Opinion of ARCP’s Financial Advisor” beginning on page 126 is hereby amended and supplemented as follows:

The fourth bullet point on page 127 is hereby deleted and replaced in its entirety with the following:

•	reviewed financial and operating information with respect to the business, operations and prospects of Cole furnished to Barclays Capital by ARCP, including financial projections of Cole prepared by management of Cole, referred to herein as the Cole projections, and financial projections prepared by management of ARCP;

The Merger – Opinion of Cole’s Financial Advisor

The section of the proxy statement/prospectus “The Merger – Opinion of Cole’s Financial Advisor” beginning on page 136 is hereby amended and supplemented as follows:

The ninth bullet point on page 137 is hereby deleted and replaced in its entirety with the following:

•	certain internal financial analyses and forecasts for Cole prepared by its management, which included the adjustments communicated to representatives of Barclays in October of 2013 (see “The Merger – Background of the Merger,” page 117) (such analyses and forecasts referred to as the Cole management forecasts), and certain internal financial analyses and forecasts for ARCP (including the estimated pro forma projected capital structure of ARCP as of December 31, 2013) prepared by its management as adjusted by management of Cole (referred to as the adjusted ARCP management forecasts), in each case, as approved for Goldman Sachs’ use by Cole; and

The first full paragraph on page 141 immediately under the header “Illustrative Standalone Levered Discounted Cash Flow Analysis” is hereby deleted and replaced in its entirety with the following:

Goldman Sachs performed an implied exchange ratio analysis based on an illustrative levered discounted cash flow analysis for each of Cole and ARCP on a stand-alone basis. Using discount rates ranging from 9.00% to 10.50%, reflecting estimates of the cost of equity for both companies, Goldman Sachs calculated the present values as of the beginning of 2014 of (a) the estimated dividends for each company for 2014 through 2016 reflected in the Cole management forecasts and the adjusted ARCP management forecasts, respectively, and (b) the illustrative terminal values of each company as of the end of 2016 derived by applying forward AFFO exit multiples ranging from 11.8x to 14.8x to Cole’s estimated AFFO for 2017, and from 11.5x to 14.5x to ARCP’s estimated AFFO for 2017. By dividing the sum of the foregoing present values with respect to each company by such company’s total number of shares outstanding (in the case of ARCP, after giving effect to the expected issuances of shares by ARCP prior to the proposed merger), as provided by its management, Goldman Sachs derived illustrative present values of Cole ranging from $12.26 to $15.47 per share and illustrative present values of ARCP ranging from $12.11 and $15.19 per share.

The second full paragraph on page 144 is hereby deleted in its entirety and replaced with the following:

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Cole, ARCP and any of their respective affiliates and third parties, including AR Capital, the sponsor of ARCP, and its affiliates and other entities sponsored by ARC, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs has acted as financial advisor to Cole in connection with, and has participated in certain of the negotiations leading to, the proposed merger. In addition, Goldman Sachs has provided certain investment banking services to Cole and its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the special committee of the Cole Board in connection with its acquisition of Cole Holdings Corporation in April 2013, and as dealer manager with respect to Cole’s self-tender offer for up to $250.0 million of its shares of common stock commenced in June 2013. During the two-year period ended October 22, 2013, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided to Cole and/or its affiliates of approximately $8.5 million. Goldman Sachs has also provided certain investment banking services to ARC, its affiliates and companies sponsored by AR Capital from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor, to American Realty Capital Trust, Inc., a company formerly sponsored by AR Capital, in connection with its acquisition by Realty Income Corporation in January 2013. During the two-year period ended October 22, 2013, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided to ARC, its affiliates and companies sponsored by AR Capital of approximately $10.5 million. Goldman Sachs may also in the future provide investment banking services to Cole, ARCP and their respective affiliates, including AR Capital, its affiliates and entities sponsored by AR Capital, for which its Investment Banking Division may receive compensation, but as of January 10, 2014, Goldman Sachs is not engaged to provide any such investment banking services to such entities related to the transaction except as specifically identified herein.

The Merger – Certain Prospective Financial Information of Cole

The section of the proxy statement/prospectus “The Merger – Certain Prospective Financial Information of Cole” beginning on page 144 is hereby amended and supplemented as follows:

The following paragraph is hereby added immediately prior to the first full paragraph on page 145:

Consistent with Cole’s standard practice of not preparing financial projections for fiscal years not in the near future, Cole’s management did not prepare projections for Cole past fiscal year 2016 for purposes of review by the Cole Board, the ARCP Board and management. Purely for illustrative purposes in discussions with Cole’s financial advisor, Cole’s management initially calculated illustrative results for fiscal years 2017 through 2020, which Cole’s management noted to representatives of Goldman Sachs did not represent the view of Cole management of Cole’s future performance, but were simply “placeholder” numbers that assumed certain 2013-2016 trends would continue into the future, and were not considered by Cole management to be reliable such that Cole management was comfortable with such 2017-2020 projections being relied upon by others. Cole’s management subsequently concluded that it would be reasonable to assume that the results for fiscal year 2017 would reflect an approximately 3% annual growth from the projections prepared for fiscal year 2016, which was consistent with long term growth rates for non-traded REITs observed in the industry and with certain growth assumptions that had been used in connection with the Cole Holdings transaction in March 2013.

The table on page 145 is hereby deleted and replaced with the following:

($ in millions, other than Dividends per Share)	2011	2012	2013 (9 months)	2013 Run Rate	2014	2015	2016	2017
EBITDA as adjusted	$309.2	$494.8	$451.8	$660.6	$669.4	$719.6	$797.0	$821.0
Funds from Operations as adjusted (FFO as adjusted)	$153.4	$267.1	$225.2	$453.1	$447.8	$490.8	$539.2	$555.3
Adjusted Funds from Operations (AFFO)	$197.2	$308.4	$308.6	$475.3	$471.9	$506.6	$557.6	$579.8
Dividends per Share	$0.63	$0.64	$0.51	$0.71	$0.76	$0.80	$0.85	$0.88
Capex	N/A	N/A	N/A	$(3.6)	$(0.6)	$(0.6)	$(0.6)	$(0.6)

Additional Information about Merger Between ARCP and Cole and Where to Find It

In connection with the proposed merger, ARCP and Cole filed a definitive joint proxy statement/prospectus with the U.S. Securities and Exchange Commission (“SEC”) on December 23, 2013 and commenced mailing the definitive joint proxy statement/prospectus and a form of proxy to the stockholders of ARCP and Cole. These materials are not a substitute for the definitive joint proxy statement/prospectus or the Registration Statement on Form S-4 (File No. 333-192106) that ARCP filed with the SEC in connection with the proposed merger with Cole. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) REGARDING THE PROPOSED MERGER, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THE JOINT PROXY STATEMENT/ PROSPECTUS AND SUCH OTHER DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ARCP, COLE AND THE PROPOSED MERGER. The definitive joint proxy statement/prospectus contains additional detail concerning the benefits of the proposed merger, the risks associated therewith and conflicts of interest.

Investors and stockholders of ARCP and Cole may obtain free copies of the definitive joint proxy statement/prospectus and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Copies of the documents filed by ARCP with the SEC are also available on ARCP’s website at http://www.arcpreit.com, and copies of the documents filed by Cole with the SEC are available on Cole’s website at www.colereit.com.

Participants in Solicitation relating to the Merger Between ARCP and Cole

ARCP, Cole, ARC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ARCP’s and Cole’s stockholders in respect of the proposed Cole merger. Information regarding ARCP’s directors and executive officers can be found in ARCP’s definitive proxy statement filed with the SEC on April 30, 2013. Information regarding Cole’s directors and executive officers can be found in Cole’s definitive proxy statement filed with the SEC on April 11, 2013. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed Cole merger if and when they become available. These documents are available free of charge on the SEC’s website and from ARCP or Cole, as applicable, using the sources indicated above.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s and Cole’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when the transactions contemplated by any of the merger agreements will be consummated, the combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and estimates of growth, including funds from operations and adjusted funds from operations and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Cole merger agreement; (2) the inability to obtain regulatory approvals for the Cole merger transaction and the approval by ARCP’s stockholders of the issuance of ARCP common stock in connection with the Cole merger and the approval by Cole’s stockholders of the Cole merger; (3) risks related to disruption of management’s attention from the ongoing business operations due to the proposed Cole merger; (4) the effect of the announcement of the proposed Cole merger on ARCP’s or Cole’s relationships with their respective customers, tenants, lenders, operating results and businesses generally; (5) the outcome of any legal proceedings relating to any of the Cole merger or merger agreement; (6) risks to consummation of the Cole merger, including the risk that the merger will not be consummated within the expected time period or at all; and (7) ARCP’s inability to timely achieve the benefits associated with becoming a self-managed real estate company. Additional factors that may affect future results are contained in ARCP’s and Cole’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP and Cole disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

Date: January 14, 2014	By: /s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chief Executive Officer and Chairman of the Board of Directors